Exhibit 99.1

NEWS RELEASE For Immediate Release February 7, 2018	Investors: Michael D. Neese VP, Investor Relations (804) 287-8126 michael.neese@pfgc.com	Media: Joe Vagi Manager, Corporate Communications (804) 484-7737 joe.vagi@pfgc.com

Performance Food Group Company Reports Second-Quarter and First-Half Fiscal 2018 Results

Strong Net Sales and Cash Flow; Increases Fiscal 2018 Adjusted Earnings Per Share Outlook

Second-Quarter Fiscal 2018 Highlights

•	Total case volume grew 4.2%

•	Net sales increased 6.4% to $4.3 billion

•	Gross profit improved 9.7% to $567.6 million

•	Net income was up 240.6% to $78.0 million

•	Adjusted EBITDA grew 12.2% to $105.0 million[1]

•	Diluted earnings per share (EPS) increased 240.9% to $0.75

•	Adjusted Diluted EPS increased 37.9% to $0.40[1]

First-Half Fiscal 2018 Highlights

•	Total case volume increased 3.9%

•	Net sales grew 7.1% to $8.7 billion

•	Gross profit was up 9.1% to $1.1 billion

•	Net income increased 186.6% to $100.6 million

•	Adjusted EBITDA rose 15.4% to $195.7 million[1]

•	Diluted EPS increased 182.4% to $0.96

•	Adjusted Diluted EPS grew 36.7% to $0.67[1]

RICHMOND, Va. – Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its second-quarter and first-half fiscal 2018 business results.

“We are pleased with our second-quarter results, which were driven by solid independent case growth and double-digit growth in Adjusted EBITDA,” said George Holm, PFG’s President and Chief Executive Officer. “Our results reflect the consistent execution of our team’s strategies across all of our business segments enabling us to grow both market share and margins. Based on our strong first-half results and the U.S. tax reform changes, we are increasing our fiscal 2018 Adjusted EPS outlook and now expect growth of 24% to 30% year-over-year.”

[1]	This earnings release includes several metrics, including EBITDA, Adjusted EBITDA and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Second-Quarter Fiscal 2018 Financial Summary

Total case volume increased 4.2% in the second quarter of fiscal 2018 compared to the prior year period, with underlying organic growth of 2.0%. Total case volume was driven by a 6.5% increase in independent cases, growth in Performance Brands cases and broad-based growth in Vistar’s sales channels, partially offset by declines in the casual dining segment within Customized.

Net sales for the second quarter of fiscal 2018 increased 6.4% to $4.3 billion versus the comparable prior year period. The increase in net sales was driven by growth in Vistar, particularly in the theater, hospitality, retail and vending channels, case growth in Performance Foodservice, particularly in the independent restaurant channel, and recent acquisitions. Overall food cost inflation was approximately 2.5% in the second quarter.

Gross profit for the second quarter of fiscal 2018 grew 9.7% compared to the prior year period, to $567.6 million. The gross profit increase was led by case growth and from selling an improved mix of customer channels and products, specifically to the independent restaurant channel. Gross margin as a percentage of net sales was up 40 basis points over the prior year period to 13.2%.

Operating expenses grew by 11.3% in the second quarter of fiscal 2018 compared to the prior year period, to $518.5 million. The increase in operating expenses was primarily due to growth in case volume and the resulting impact on variable operational expenses, one-time expenses totaling approximately $18 million, acquisition integration costs within Vistar, as well as an accelerating increase in sales personnel. A significant majority of the one-time costs related to the exit of the Company’s private-equity shareholder during the quarter. Excluding these non-recurring charges, operating expenses would have increased approximately 8.0%.

Due primarily to one-time expenses, EBITDA decreased 0.9% in the second quarter of fiscal 2018 compared to the prior year period to $81.5 million. For the quarter, Adjusted EBITDA increased 12.2% to $105.0 million compared to the prior year period.

Net income for the second quarter of fiscal 2018 grew 240.6% year-over-year to $78.0 million. The net income increase was a result of the $59.2 million decrease in income tax expense. The decrease in income tax expense was primarily driven by the recently enacted Tax Cuts and Jobs Act (the “Act”) and the excess tax benefit of $15.4 million, or $0.14 per share associated with the performance vesting of certain stock-based compensation awards.

Diluted EPS increased 240.9% to $0.75 in the second quarter of fiscal 2018 over the prior year period. The federal tax rate reduction caused PFG to recognize a $37.4 million, or $0.36 per share, one-time non-cash gain in the second quarter related to the revaluation of its net deferred income tax liability. Adjusted diluted EPS increased 37.9% to $0.40 per share in the second quarter over the prior year period.

First-Half Fiscal 2018 Financial Summary

Total case volume increased 3.9% in the first half of fiscal 2018 compared to the prior year period, with underlying organic growth of 2.1%.

Net sales for the first half of fiscal 2018 was $8.7 billion, an increase of 7.1% versus the comparable prior year period. The increase in net sales was primarily attributable to sales growth in Vistar, particularly in the theater, hospitality, retail, and vending channels, case growth in Performance Foodservice, particularly in the independent restaurant channel, and recent acquisitions.

Gross profit increased 9.1% compared to the prior year period, to $1.1 billion. The gross profit increase in the first half of fiscal 2018 was led by case growth and an improved sales mix of customer channels and products, specifically to the independent restaurant channel. Gross margin as a percentage of net sales was up 20 basis points over the prior year period to 12.9%.

Operating expenses increased 8.2% in the first half of fiscal 2018 compared to the prior year period, to $1.0 billion. The increase was primarily due to case volume growth and the resulting impact on variable operational expenses, one-time costs primarily related to the exit of the Company’s private-equity shareholder and acquisition integration costs within Vistar, partially offset by a decrease in professional, legal and consulting expenses within Corporate.

Operating profit was up 20.1% to $99.6 million driven by strong top-line and gross profit growth and mix of business specifically within the independent restaurant channel. Net income was up 186.6% to $100.6 million for the first half of fiscal 2018 compared to the prior year period. The significant increase in net income was a result of the Company’s strong operating profit performance combined with the $52.9 million decrease in income tax expense due primarily to the Act.

EBITDA increased 13.6% in the first half of fiscal 2018 compared to the prior year period to $163.7 million. For the first half of fiscal 2018, Adjusted EBITDA increased 15.4% to $195.7 million compared to the prior year period.

Diluted EPS increased 182.4% in the first half of fiscal 2018 over the prior year period, to $0.96. Adjusted diluted EPS increased 36.7% in the first half over the prior year period, to $0.67 per share.

Cash Flow and Capital Spending

In the first six months of fiscal 2018, PFG generated $32.6 million in cash flow from operating activities, an increase of $58.1 million versus the prior year period. The improvement in cash flow from operating activities was largely driven by higher operating income and improvements in working capital.

For the first six months of fiscal 2018, the Company invested $38.5 million in capital expenditures. PFG now expects capital expenditures for fiscal 2018 will be between $140 million and $160 million. The fiscal 2018 capital expenditures estimate is lower than the Company’s previously provided estimate due to the timing of projects.

Second-Quarter Fiscal 2018 Segment Results

Performance Foodservice (PFS)

PFS net sales for the second quarter of fiscal 2018 increased 7.5% to $2.5 billion compared to the prior year period. Net sales growth was driven by an increase in cases sold, including 6.5% independent case growth and solid independent customer demand for Performance Brands. For the quarter, independent sales as a percentage of total segment sales was up over 100 basis points to 44.5%.

EBITDA for PFS increased almost 10% to $83.0 million in the second quarter of fiscal 2018 compared to the prior year period. EBITDA growth was driven by a nearly 8% increase in gross profit and strong operating expense control, offset slightly by an increase in fuel expense. The increase in gross profit per case resulted from a favorable shift in the mix of cases sold to independent customers and increased sales of Performance Brands.

Vistar

For the second quarter of fiscal 2018, Vistar net sales grew 13.7% to $838.9 million compared to the prior year period. This increase was driven by strong case sales growth in the segment’s theater, hospitality, retail, and vending channels.

Second-quarter EBITDA for Vistar was up 3.0% versus the prior year to $34.0 million. Gross profit dollar growth of 19.3% for the second quarter was fueled by an increase in the number of cases sold and a favorable change in sales mix. Second quarter EBITDA was impacted by higher variable operating costs associated with higher case volume, integration costs related to recent acquisitions and higher warehouse personnel costs and fuel expense. The Company expects these higher costs to mostly abate throughout the remainder of the fiscal year.

PFG Customized

Net sales for PFG Customized decreased 4.9% to $888.2 million in the second quarter of fiscal 2018 compared to the prior year period. Excluding the impact of the Georgia facility that was closed in the fourth quarter of fiscal 2017, net sales would have been slightly positive in the second quarter of fiscal 2018 compared to the prior year period as a result of a favorable shift in customer mix.

PFG Customized EBITDA decreased 11.9% to $5.9 million in the second quarter of fiscal 2018 compared to the prior year period. The decrease in EBITDA was driven by higher operating expenses, including higher warehouse personnel costs and fuel expense, partially offset by an increase in gross profit, which was primarily the result of a favorable shift in customer mix.

Tax Update

On December 22, 2017, HR1, the Tax Cuts and Jobs Act was enacted. The federal income tax rate for PFG will decrease from the previous 35% rate to a blended 28% rate for fiscal 2018 based on PFG’s fiscal year calendar. This federal rate will decrease in fiscal 2019 and thereafter to 21%. PFG’s effective tax rate from operations is expected to decrease from the previous 40% rate to approximately 33% in the third and fourth quarters of fiscal 2018, and further decline to approximately 27% in fiscal 2019.

The federal rate reduction caused PFG to recognize a $37.4 million one-time non-cash gain in the second quarter, relating to the revaluation of its net deferred income tax liability. There was also a year-to-date true up of tax expense in the second quarter to adjust the federal tax rate booked in the first quarter at 35% down to the 28% blended tax rate applicable to fiscal 2018. This resulted in a non-cash gain of approximately $2.5 million in the second quarter.

For the remainder of fiscal 2018, the Company expects cash tax savings of approximately $15 million to $18 million, driven by the lower federal tax rate and the first-year deduction for machinery and equipment, excluding discreet items.

Fiscal 2018 Outlook

For fiscal 2018, PFG reaffirms its Adjusted EBITDA growth to be in a range of 8% to 11% higher than its fiscal 2017 Adjusted EBITDA of $390.7 million. The Company continues to expect second-half Adjusted EBITDA growth to be in the high single digits. The Company also continues to expect to be at the higher end of the full-year Adjusted EBITDA range.

Based on the Company’s strong first-half results and the U.S. tax reform changes, PFG increases its Adjusted Diluted EPS outlook representing growth in a range of 24% to 30% to $1.54 to $1.61 over its fiscal 2017 Adjusted Diluted EPS of $1.24. This compares to the Company’s prior Adjusted Diluted EPS growth of 13% to 18%.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, its reported Diluted EPS, and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook or its effective tax rate on operations forecast. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on February 7, 2018 at 9:00 a.m. Eastern Standard Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 76 distribution centers to over 150,000 customer locations across the United States. PFG’s 14,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2017 filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 filed with the SEC on November 8, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;

•	we operate in a low margin industry, which could increase the volatility of our results of operations;

•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;

•	our profitability is directly affected by cost inflation or deflation and other factors;

•	we do not have long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

•	changes in eating habits of consumers;

•	extreme weather conditions;

•	our reliance on third-party suppliers;

•	labor relations and costs risks and availability of qualified labor;

•	volatility of fuel and other transportation costs;

•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;

•	we may be unable to increase our sales in the highest margin portions of our business;

•	changes in pricing practices of our suppliers;

•	risks relating to any future acquisitions;

•	environmental, health, and safety costs;

•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;

•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	costs and risks associated with a potential cybersecurity incident or other technology disruption;

•	product liability claims relating to the products we distribute and other litigation;

•	negative media exposure and other events that damage our reputation;

•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;

•	impact of uncollectibility of accounts receivable;

•	difficult economic conditions affecting consumer confidence;

•	departure of key members of senior management;

•	risks relating to federal, state, and local tax rules;

•	the cost and adequacy of insurance coverage;

•	risks relating to our outstanding indebtedness; and

•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC.    Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in millions, except per share data)	Three months ended December 30, 2017	Three months ended December 31, 2016	Six months ended December 30, 2017	Six months ended December 31, 2016
Net sales	$4,311.1	$4,051.8	$8,676.0	$8,097.9
Cost of goods sold	3,743.5	3,534.6	7,553.7	7,069.4

Gross profit	567.6	517.2	1,122.3	1,028.5
Operating expenses	518.5	465.9	1,022.7	945.6

Operating profit	49.1	51.3	99.6	82.9

Other expense:
Interest expense	15.1	13.6	29.7	26.5
Other, net	(0.1)	(0.5)	(0.4)	(1.3)

Other expense, net	15.0	13.1	29.3	25.2

Income before taxes	34.1	38.2	70.3	57.7
Income tax (benefit) expense	(43.9)	15.3	(30.3)	22.6

Net income	$78.0	$22.9	$100.6	$35.1

Weighted-average common shares outstanding:
Basic	101.4	100.1	101.2	100.0
Diluted	104.5	102.7	104.5	102.5
Earnings per common share:
Basic	$0.77	$0.23	$0.99	$0.35
Diluted	$0.75	$0.22	$0.96	$0.34

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of December 30, 2017	As of July 1, 2017
ASSETS
Current assets:
Cash	$10.1	$8.1
Accounts receivable, less allowances of $22.0 and $17.0	1,034.9	1,028.5
Inventories, net	1,043.4	1,013.3
Prepaid expenses and other current assets	51.6	35.0

Total current assets	2,140.0	2,084.9
Goodwill	740.1	718.6
Other intangible assets, net	206.8	201.1
Property, plant and equipment, net	734.9	740.7
Restricted cash and other assets	60.8	58.8

Total assets	$3,882.6	$3,804.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,068.3	$1,125.3
Accrued expenses	204.8	246.0
Long-term debt – current installments	—	5.8
Capital lease obligations—current installments	7.0	5.9
Derivative liabilities	—	0.3

Total current liabilities	1,280.1	1,383.3
Long-term debt	1,358.7	1,241.9
Deferred income tax liability, net	66.0	103.0
Capital lease obligations, excluding current installments	47.4	44.0
Other long-term liabilities	114.9	106.4

Total liabilities	2,867.1	2,878.6

Total shareholders’ equity	1,015.5	925.5

Total liabilities and shareholders’ equity	$3,882.6	$3,804.1

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Six months ended December 30, 2017	Six months ended December 31, 2016 (1)
Cash flows from operating activities:
Net income	$100.6	$35.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and intangible asset amortization	66.1	62.1
Non cash activities	(8.7)	10.3
Changes in operating assets and liabilities, net
Accounts receivable	(1.2)	(15.1)
Inventories	(14.3)	(54.4)
Prepaid expenses and other assets	(15.0)	12.5
Trade accounts payable and outstanding checks in excess of deposits	(66.2)	(38.5)
Accrued expenses and other liabilities	(28.7)	(37.5)

Net cash provided by (used in) operating activities	32.6	(25.5)

Cash flows from investing activities:
Purchases of property, plant and equipment	(38.5)	(79.9)
Net cash paid for acquisitions	(63.2)	(82.1)
Other	0.3	0.2

Net cash used in investing activities	(101.4)	(161.8)

Cash flows from financing activities:
Net borrowings under debt	116.4	192.8
Payment of Promissory Note	(6.0)	—
Cash paid for shares withheld to cover taxes	(27.8)	(1.1)
Cash paid for acquisitions	(7.4)	(0.8)
Other	(4.4)	(2.8)

Net cash provided by financing activities	70.8	188.1

Net increase in cash and restricted cash	2.0	0.8
Cash and restricted cash, beginning of period	21.0	23.8

Cash and restricted cash, end of period	$23.0	$24.6

(1)	The condensed consolidated statement of cash flows for the six months ended December 31, 2016 has been adjusted to reflect the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The consolidated statements of cash flows explain the change during the periods in the total of cash and restricted cash. Therefore, restricted cash activity is included with cash when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows.

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of December 30, 2017	As of July 1, 2017
Cash	$10.1	$8.1
Restricted cash, included in Restricted cash and other assets (2)	12.9	12.9

Total cash and restricted cash	$23.0	$21.0

(2)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information are as follows:

(In millions)	Six months ended December 30, 2017	Six months ended December 31, 2016
Cash paid during the year for:
Interest	$28.1	$23.2
Income taxes, net of refunds	25.1	10.2

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under the company’s credit and indenture agreements (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as certain one-time income tax items, to the extent that each such item was included in the applicable GAAP financial measure.

PFG believes that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except per share data)	December 30, 2017	December 31, 2016	Change	%
Net income (GAAP)	$78.0	$22.9	$55.1	240.6
Interest expense	15.1	13.6	1.5	11.0
Income tax (benefit) expense	(43.9)	15.3	(59.2)	NM
Depreciation	24.3	22.5	1.8	8.0
Amortization of intangible assets	8.0	7.9	0.1	1.3

EBITDA	81.5	82.2	(0.7)	(0.9)
Impact of non-cash items (A)	11.8	3.8	8.0	210.5
Impact of acquisition, integration & reorganization charges (B)	1.7	3.8	(2.1)	(55.3)
Impact of productivity initiatives (C)	8.5	2.7	5.8	214.8
Impact of other adjustment items (D)	1.5	1.1	0.4	36.4

Adjusted EBITDA (Non-GAAP)	$105.0	$93.6	$11.4	12.2

Diluted earnings per share (GAAP)	$0.75	$0.22	$0.53	240.9
Impact of non-cash items	0.11	0.04	0.07	175.0
Impact of acquisition, integration & reorganization charges	0.02	0.04	(0.02)	(50.0)
Impact of productivity initiatives	0.08	0.03	0.05	166.7
Impact of other adjustment items	0.01	0.01	—	—
Tax impact of above adjustments	(0.07)	(0.05)	(0.02)	(40.0)
Tax impact of revaluation of net deferred tax liability (E)	(0.36)	—	(0.36)	NM
Tax impact of stock-based compensation - performance vesting (F)	(0.14)	—	(0.14)	NM

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.40	$0.29	$0.11	37.9

A.	Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $11.1 million and $3.9 million in the second quarter of fiscal 2018 and fiscal 2017, respectively. In addition, this includes an increase in the LIFO reserve of $0.4 million and $0.6 million for the second quarter of fiscal 2018 and fiscal 2017, respectively.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees.
C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.	Consists of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under the Company’s credit agreements.
E.	Represents the per share impact of the $37.4 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
F.	Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private equity shareholders.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Six months ended
($ in millions, except per share data)	December 30, 2017	December 31, 2016	Change	%
Net income (GAAP)	$100.6	$35.1	$65.5	186.6
Interest expense	29.7	26.5	3.2	12.1
Income tax expense	(30.3)	22.6	(52.9)	NM
Depreciation	49.1	43.3	5.8	13.4
Amortization of intangible assets	14.6	16.6	(2.0)	(12.0)

EBITDA	163.7	144.1	19.6	13.6
Impact of non-cash items (A)	16.1	8.5	7.6	89.4
Impact of acquisition, integration & reorganization charges (B)	4.1	6.2	(2.1)	(33.9)
Impact of productivity initiatives (C)	9.8	6.8	3.0	44.1
Impact of other adjustment items (D)	2.0	4.0	(2.0)	(50.0)

Adjusted EBITDA (Non-GAAP)	$195.7	$169.6	$26.1	15.4

Diluted earnings per share (GAAP)	$0.96	$0.34	$0.62	182.4
Impact of non-cash items	0.15	0.08	0.07	87.5
Impact of acquisition, integration & reorganization charges	0.04	0.06	(0.02)	(33.3)
Impact of productivity initiatives	0.10	0.07	0.03	42.9
Impact of other adjustment items	0.02	0.04	(0.02)	(50.0)
Tax impact of above adjustments	(0.10)	(0.10)	—	—
Tax impact of revaluation of net deferred tax liability (E)	(0.36)	—	(0.36)	NM
Tax impact of stock-based compensation - performance vesting (F)	(0.14)	—	(0.14)	NM

Adjusted Diluted Earnings per Share (Non-GAAP)	$0.67	$0.49	$0.18	36.7

A.	Includes adjustments for non-cash charges arising from stock-based compensation, interest rate swap hedge ineffectiveness, and gain/loss on disposal of assets. Stock-based compensation cost was $14.5 million and $8.1 million in the first six months of fiscal 2018 and fiscal 2017, respectively. In addition, this includes an increase in the LIFO reserve of $1.2 million in both the first six months of fiscal 2018 and fiscal 2017.
B.	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees.
C.	Consists primarily of professional fees and related expenses associated with productivity initiatives.
D.	Consists of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under the Company’s credit agreements.
E.	Represents the per share impact of the $37.4 million net benefit to deferred income tax expense as a result of the Act and the revaluation of the Company’s net deferred tax liability.
F.	Represents the per share impact of the $15.4 million excess tax benefit recognized as a result of the performance metrics being met for certain stock-based compensation awards upon the exit of the Company’s private equity shareholders.

Segment Results

We have three segments as described above—Performance Foodservice, PFG Customized, and Vistar. Management evaluates the performance of these segments based on their respective sales growth and EBITDA. For PFG Customized, EBITDA includes certain allocated corporate expenses that are included in operating expenses. The allocated corporate expenses are determined based on a percentage of total sales. This percentage is reviewed on a periodic basis to ensure that the allocation reflects a reasonable rate of corporate expenses based on their use of corporate services.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense, as well as the operations of certain recent acquisitions.

In the first quarter of fiscal 2018, the Company reorganized its information technology department, and expenses associated with business application teams are now included in the segments results. The EBITDA for Performance Foodservice, Vistar and Corporate & All Other for the three and six months ended December 31, 2016 has been adjusted to reflect this change.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	December 30, 2017	December 31, 2016	Change	%
Performance Foodservice	$2,535.3	$2,358.2	$177.1	7.5
PFG Customized	888.2	933.5	(45.3)	(4.9)
Vistar	838.9	737.9	101.0	13.7
Corporate & All Other	110.6	77.9	32.7	42.0
Intersegment Eliminations	(61.9)	(55.7)	(6.2)	(11.1)

Total net sales	$4,311.1	$4,051.8	$259.3	6.4

	Six Months Ended
	December 30, 2017	December 31, 2016	Change	%
Performance Foodservice	$5,162.4	$4,794.6	$367.8	7.7
PFG Customized	1,784.3	1,800.8	(16.5)	(0.9)
Vistar	1,635.7	1,479.4	156.3	10.6
Corporate & All Other	218.7	136.8	81.9	59.9
Intersegment Eliminations	(125.1)	(113.7)	(11.4)	(10.0)

Total net sales	$8,676.0	$8,097.9	$578.1	7.1

EBITDA

	Three Months Ended
	December 30, 2017	December 31, 2016	Change	%
Performance Foodservice	$83.0	$75.5	$7.5	9.9
PFG Customized	5.9	6.7	(0.8)	(11.9)
Vistar	34.0	33.0	1.0	3.0
Corporate & All Other	(41.4)	(33.0)	(8.4)	(25.5)

Total EBITDA	$81.5	$82.2	$(0.7)	(0.9)

	Six Months Ended
	December 30, 2017	December 31, 2016	Change	%
Performance Foodservice	$161.8	$148.1	$13.7	9.3
PFG Customized	11.1	10.6	0.5	4.7
Vistar	59.8	54.8	5.0	9.1
Corporate & All Other	(69.0)	(69.4)	0.4	0.6

Total EBITDA	$163.7	$144.1	$19.6	13.6